Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Suzie Boland	Jay Madhu
RFB Communications Group	Homeowners Choice, Inc.
813.259.0345	813.405.3660
sboland@rfbcommunications.com	jmadhu@hcpci.com

Homeowners Choice to Transfer its Common Shares to New York Stock Exchange

Tampa, Fla. – (Oct. 11, 2012) – Homeowners Choice, Inc. (NASDAQ:HCII), a leading provider of homeowners’ insurance, today announced that it will transfer the listing of its common stock from the NASDAQ Global Select Market to the New York Stock Exchange. The company expects its shares to begin trading on the New York Stock Exchange on Oct. 25, 2012, under the new ticker symbol “HCI.” Until the transfer is complete, the company’s common shares will continue to trade under the ticker symbol “HCII” on the NASDAQ Global Select Market.

“We have grown Homeowners Choice to be one of the leading providers of property and casualty insurance in the state of Florida,” said Paresh Patel, chairman of the board and chief executive officer of Homeowners Choice. “The move to the New York Stock Exchange is another step in creating long-term value for our shareholders.”

“Homeowners Choice will be a welcome and valued addition to the NYSE listed company community,” said Scott R. Cutler, Executive Vice President and Co-Head of U.S. Listings and Cash Execution, NYSE Euronext. “We look forward to a lasting partnership with the company and its shareholders.”

The company’s Series A, cumulative redeemable preferred stock (NASDAQ:HCIIP) will remain listed and continue to trade on the NASDAQ Capital Market. Warrants issued by the company in its initial public offering (NASDAQ:HCIIW) will remain listed and continue to trade on the NASDAQ Global Market. The warrants, however, are scheduled for cancellation on October 27, 2012.

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Tampa. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’

insurance, condominium owners’ insurance and tenants’ insurance. Founded in 2006, Homeowners Choice serves approximately 110,000 policyholders throughout Florida representing approximately $220 million in annualized premiums. The company’s common shares trade on the NASDAQ Global Select Market under the ticker symbol HCII and are included in the Russell 2000 Index. Its warrants trade on the NASDAQ Global Market under the ticker symbol HCIIW. Its Series A, cumulative redeemable preferred shares trade on the NASDAQ Capital Market under the ticker symbol HCIIP. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.